As filed with the Securities and Exchange Commission on August 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NOVA MINERALS CORP

(Exact name of Registrant as specified in its charter)

Nevada	42-1800080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6312 South Fiddlers Green Circle, Suite 300E

Greenwood Village, Colorado 80111
(Address of Principal Executive Offices, including zip code)

Nova Minerals Corp Equity Incentive Plan
Non-Plan Option Agreement
Non-Plan Performance Rights Agreement
(Full title of the plans)

Christopher Gerteisen

Chief Executive Officer and President
Nova Minerals Corp

6312 South Fiddlers Green Circle, Suite 300E
Greenwood Village, Colorado 80111

(720) 550-4223

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Ned Prusse
Ashurst Perkins Coie US LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202-5255

(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Nova Minerals Corp (the “Registrant”) has adopted the Nova Minerals Corp Equity Incentive Plan (the “Equity Incentive Plan”) pursuant to which 4,000,000 shares of the Registrant’s common stock (“Common Stock”) may be issued pursuant to equity awards under the Equity Incentive Plan. Shares of Common Stock also may be issued pursuant to previously granted options to acquire up to 1,281,244 shares of Common Stock under non-plan option agreements (“Non-Plan Option Agreements”) and performance rights to acquire up to 199,995 shares of Common Stock pursuant to non-plan performance rights agreements (“Non-Plan Performance Rights Agreements”). This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission to register a total of 5,481,239 shares of Common Stock issuable under the Equity Incentive Plan, the Non-Plan Option Agreements and the Non-Plan Performance Rights Agreements.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or made available to participants in the applicable plan as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 20-F for the fiscal year ended June 30, 2025, filed on September 19, 2025;

(b)	the Registrant’s Current Reports on Forms 6-K, filed on July 7, 2025; July 16, 2025; July 21, 2025; July 21, 2025; July 24, 2025; July 28, 2025; July 29, 2025; July 30, 2025; August 4, 2025; August 7, 2025; August 14, 2025; August 25, 2025; September 9, 2025; September 18, 2025; September 19, 2025; September 19, 2025; October 1, 2025; October 10, 2025; October 14, 2025; October 15, 2025; October 23, 2025; October 27, 2025; October 28, 2025; November 10, 2025; December 8, 2025; December 15, 2025, December 17, 2025, December 22, 2025, December 23, 2025, December 23, 2025; January 5, 2026; January 7, 2026; January 13, 2026; January 16, 2026; January 21, 2026; January 27, 2026; January 27, 2026; February 4, 2026; February 23, 2026; March 3, 2026; March 9, 2026; March 16, 2026; March 20, 2026; March 31, 2026; April 1, 2026; April 13, 2026; April 14, 2026; April 21, 2026; April 24, 2026; April 28, 2026; April 29, 2026; April 29, 2026; May 1, 2026; May 11, 2026; May 15, 2026; May 20, 2026; May 22, 2026, May 28, 2026, June 1, 2026, June 2, 2026, June 3, 2026, June 3, 2026, and June 5, 2026, and on Form 6-K/A filed on January 5, 2026;

(c)	the Registrant’s Current Reports on Form 8-K filed on June 22, 2026, June 30, 2026, and July 1, 2026 and on Form 8-K12B filed on June 16, 2026; and

(d)	the description of the Registrant’s Common Stock filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K12B filed on June 16, 2026, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (and any exhibits included with such Items) and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that, unless the corporation’s articles of incorporation provide for greater individual liability, a director or officer will not be individually liable unless the presumption that they are acting in good faith and on an informed basis with a view to the interests of the corporation has been rebutted, and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person is not liable pursuant to NRS 78.138 or if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS 78.7502(2) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the corporate capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the acted under similar standards applicable under NRS 78.7501(1), except that no indemnification pursuant to NRS 78.7502(2) may be made in respect of any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or any claim, issue or matter in such action.

NRS 78.751 provides that the indemnification pursuant to NRS 78.7502 does not exclude any other rights to which the indemnified party may be entitled (except that indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of the law and such intentional misconduct, fraud or a knowing violation of the law was material to the cause of action) and that the indemnification will continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

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NRS 78.752 provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Article 4 of the Registrant’s Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the NRS, including any amendments or supplements thereto, it will indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including as a manager of a limited liability company), from and against any and all expenses, liabilities, costs or matters referred to therein or covered thereby. Article VIII of the Registrant’s Bylaws provide that, in addition to the foregoing, expenses incurred by a director or officer in defending or otherwise participating in a proceeding will be paid by the Registrant or through insurance or other financial arrangements made by the Registrant to the fullest extent permitted by applicable law, unless it is ultimately determined by a court of competent jurisdiction that the person is not entitled to be indemnified by the Registrant.

The Registrant has entered into indemnification agreements with its directors and executive officers. The indemnification agreements provide the Registrant’s directors and its officers with indemnification to the maximum extent permitted by the NRS. The Registrant also maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers.

The foregoing statements are subject to the NRS, the Amended and Restated Articles of Incorporation, the Bylaws and the referenced indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Nova Minerals Corp (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K12B filed on June 16, 2026)
3.2	Bylaws of Nova Minerals Corp (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K12B filed on June 16, 2026)
5.1+	Opinion of Ballard Spahr LLP regarding legality of the common stock being registered
23.1+	Consent of Grassi & Co., CPAs, P.C., independent registered public accounting firm
23.2+	Consent of Ballard Spahr LLP (included in opinion filed as Exhibit 5.1)
24.1+	Power of Attorney (see signature page)
99.1	Nova Minerals Corp Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K12B filed on June 16, 2026)
99.2+	Form of Non-Plan Option Agreement
99.3+	Form of Non-Plan Performance Rights Agreement
107+	Filing fee table

+ Filed herewith

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Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palmer, State of Alaska, on this 3rd day of August, 2026.

NOVA MINERALS CORP

By:	/s/ Christopher Gerteisen
Name:	Christopher Gerteisen
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Christopher Gerteisen and Ashlie Thorburn, or either of them, as their true and lawful attorneys-in-fact, with the power of substitution and resubstitution, for them in their name, place or stead, and in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and their agents or substitutes, may lawfully do or lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher Gerteisen	Chief Executive Officer, President and Director	August 3, 2026
Christopher Gerteisen	(Principal Executive Officer)

/s/ Ashlie Thorburn	Chief Financial Officer	August 3, 2026
Ashlie Thorburn	(Principal Financial Officer and Principal Accounting Officer)

/s/ Richard Beazley	Director	August 3, 2026
Richard Beazley

/s/ Craig Bentley	Director	August 3, 2026
Craig Bentley

/s/ Chaim D. Berger	Director	August 3, 2026
Chaim D. Berger

/s/ Avi Geller	Director	August 3, 2026
Avi Geller

/s/ Joshua Girnun	Director	August 3, 2026
Joshua Girnun

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